Exhibit 99.1

FOR IMMEDIATE RELEASE

Velocity Express Receives Notice of Non-Compliance with

NASDAQ Marketplace Rule 4310(c)(7)

Westport, CT, September 9, 2008 – Velocity Express Corporation (NASDAQ:VEXP), the nation’s largest provider of time definite regional delivery solutions, announced that it received notice from The NASDAQ Stock Market (NASDAQ) on September 5, 2008 that the Company is no longer in compliance with Marketplace Rule 4310(c)(7) requiring the Company to maintain a minimum market value of publicly held shares of $1,000,000 for the last 30 consecutive trading days.

The Company will have 90 calendar days, or until December 4, 2008, to regain compliance. If, at any time before December 4, 2008, the market value of the Company’s common stock is $1,000,000 or more for a minimum of 10 consecutive trading days, NASDAQ will provide written notice that the Company is in compliance. If the Company does not comply by December 4, 2008, NASDAQ will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the decision to a NASDAQ Listing Qualifications Panel.

About Velocity Express

Velocity Express has one of the largest, time-definite nationwide delivery networks, providing a national footprint for customers desiring same-day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure that provides customers with the reliability and information they need to manage their transportation and logistic systems. Velocity uses a proprietary package tracking system that enables customers to review the status of any package via a flexible web reporting system.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include the Company’s ability to regain compliance with the listing requirements for the NASDAQ Capital Market. Forward-looking statements are affected by known and unknown risks that may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Many of these risks are beyond the ability of the Company to control or predict. Such risks include, but are not limited to, the following: the risk that the market value of the Company’s common stock may be less than one million dollars for a minimum of ten consecutive trading days prior to December 4, 2008 ; and the other risks identified in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 29, 2008, as well as in the other documents that the Company files from time to time with the Securities and Exchange Commission. Management believes that the forward-looking statements contained in this release are reasonable; however, undue reliance should not be placed on any forward-looking statements contained herein, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to publicly update any of them in light of new information or future events.

Contact:

Velocity Express Corporation

Edward W. (Ted) Stone,

203-349-4199

tstone@velocityexp.com

or

Institutional Marketing Services (IMS)

John G. Nesbett

203-972-9200

jnesbett@institutionalms.com